EXHIBIT 99.1

Investment Corporation

Aames Investment Corporation Reports Third Quarter Core EPS of $0.20

Net Cost to Originate Decreases to 2.08%

Loan Originations Total $1.9 Billion

Company Declared a $0.35 per Share Dividend for the Quarter

Los Angeles, California, November 2, 2005 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust today announced financial results for the third quarter of 2005. Core diluted EPS for the quarter equaled $0.20, while diluted net income per common share for the September 2005 quarter equaled $0.34. During the quarter, the Company recorded a pretax mark-to-market derivative gain under FASB 133 of $7.1 million and a pretax $1.6 million monoline insurance premium reimbursement, representing non-core diluted earnings per share of $0.14. Earnings per share for the third quarter of 2005 resulted from a combination of net interest income generated by the Company’s loans held for investment portfolio and net gain realized from the sales of loans into the secondary market by the Company’s taxable REIT subsidiary, or TRS.

Third Quarter 2005 Highlights

•	Net loans held for investment increased to $4.2 billion;

•	Gross gain on sale rate of loans was 2.39%;

•	Net cost to originate declined to 2.08%, 10.7% lower than the second quarter of 2005;

•	Total loan production of $1.9 billion, a 19.8% increase from the second quarter of 2005;

•	Taxable REIT net interest margin equaled 2.12%.

Mr. A. Jay Meyerson, Chairman and CEO of Aames, commented, “The results of the third quarter validate the strategy we have pursued since converting to a REIT: building a stable dividend stream from our REIT portfolio, balancing loan production growth and value, expanding our retail franchise, and focusing on lowering our cost to originate. During the quarter we found strong demand for our production, and achieved an overall gross gain on sale rate of 2.39% for the quarter, including the sale of our lower value fixed and second lien loans. The continued growth in our retail franchise, combined with corporate cost control initiatives, resulted in a net cost to originate of just above 200 basis points. While recognizing the challenging market environment and the outlook for higher market interest rates, we are committed to maintaining our disciplined operating strategy.”

Dividend Guidance

The Company reaffirmed previous dividend guidance for the fourth quarter of 2005. Based on the characteristics of the current loans held for investment portfolio and management’s view of near term loan production, management estimates that the REIT portfolio will generate a dividend per share of $0.34 to $0.36 for the fourth quarter of 2005.

Financial Disclosure

The Company has included measurements of core financial metrics, including core net interest income, core net income and loss and core diluted earnings and loss per share, which are non-GAAP financial metrics. Core earnings excludes the mark-to-market derivative gain or loss under FASB 133, as well as non-core charges or credits to income. The Company does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the unrealized gains or losses on the derivative instruments are recorded as income or losses, even thought the cash flows will not be received until sometime in the future. By excluding the impact of the mark-to-market gain or loss from the net income or net loss, management believes that core net interest income and core net income or loss can provide a useful measurement of the Company’s operating performance.

Throughout this press release, the Company will provide comparisons between the third quarter of 2005 and both the second quarter of 2005 and the third quarter of 2004. Due to the change in the Company’s primary operating strategy following its November 2004 reorganization from a mortgage banking platform, where the Company originated and sold all of its production for a cash gain, to a mortgage REIT in which the Company retains a substantial portion of its production for its loans held for investment portfolio and generates interest income, management believes that some comparisons to prior year periods do not provide the best measurement of the Company’s financial performance.

Financial Summary

The Company achieved its targeted REIT portfolio leverage ratio during the third quarter and as a result, began to sell a larger percentage of its production into the secondary markets compared to the past two quarters. This shift to higher loans sales, which management anticipates continuing in the fourth quarter, generated higher net gain on sale of loans for the third quarter compared to the first two quarters of 2005. Combined with a lower net cost to originate and net interest income, the higher total revenue resulted in core net income for the September 2005 quarter of $12.5 million, or $0.20 of net income per diluted share. Including the pretax mark-to-market derivative gain under FASB 133 of $7.1 million and a pretax monoline insurance premium reimbursement of $1.6 million, total net income for the third quarter equaled $21.3 million, or $0.34 of net income per diluted share.

Revenue

The following table details the components of total and core revenues for the quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Net interest income after provision for loan losses (1)	$42,677	$14,111	$16,632	202.4%	156.6%
Non interest income	21,300	51,709	6,030	-58.8%	253.2%

Total revenue	63,977	65,820	22,662	-2.8%	182.3%
Mark-to-market loss (gain) on derivative financial instruments	(7,121)	—	11,495	nm	nm

Total core revenue	$56,856	$65,820	$34,157	-13.6%	66.5%

(1)	NII for all 2005 periods includes the FASB 133 mark-to-market gain or loss on derivative financial instruments.

Total core revenue for the third quarter of 2005 of $56.9 million increased by 66.5% sequentially over the second quarter of 2005. The increase resulted from: (1) higher net interest income generated by a larger loans held for investment portfolio and a higher average balance of loans held for sale and (2) higher net gain on sale of loans into the secondary market as the Company returned to selling a significant portion of its core hybrid loans for cash gain, which generated a higher net gain on sale ratio than in the past several quarters.

Total core revenue for the September 2005 quarter decreased by 13.6% compared to the prior year’s quarter. The decline was due to a lower gain on sale of loans resulting from a lower volume of loans sold into the secondary market as well as a lower gain on sale rate. The lower gain on sale was partially offset by higher net interest income after provision for loan losses generated by a higher balance of loans held for investments. Prior to its conversion to a mortgage REIT, the Company typically sold nearly all of its quarterly production into the secondary markets. Since its REIT conversion in November 2004, the Company has retained a portion of its loans for the loans held for investment portfolio in order to generate a stable stream of net interest income, which in turn, is the primary driver for dividends for shareholders.

Net Interest Income

The following table details the components of net interest income before the provision for loan losses for the quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Interest earned on:
Loans held for investment	$74,651	$—	$59,261	nm	26.0%
Loans held for sale	10,601	24,145	6,754	-56.1%	57.0%
Overnight investments	812	—	520	nm	56.2%
Income from derivative financial instruments	8,244	—	4,629	nm	78.1%
Amortization of net deferred loanorigination costs	(1,345)	—	(1,142)	nm	17.8%
Prepayment penalty fees	7,946	—	4,856	nm	63.6%
Other	82	65	65	26.2%	26.2%

Total interest income	$100,991	$24,210	$74,943	317.1%	34.8%
Interest expense	$48,731	$8,174	$32,326	496.2%	50.7%
Mark-to-market (gain) loss on derivative financial instruments	(7,121)	—	11,495	nm	nm
Amortization of financing costs	3,550	1,420	2,087	150.0%	70.1%
Other	154	505	538	-69.5%	-71.4%

Total interest expense	$45,314	$10,099	$46,446	348.7%	-2.4%
Net interest income (1)	$55,677	$14,111	$28,497	294.6%	95.4%
Add (subtract) mark-to-market (gain) loss on derivative financial instruments	(7,121)	—	11,495

Core net interest income (1)	$48,556	$14,111	$39,992	244.1%	21.4%

(1)	Before the provision for losses on loans held for investment.

The Company reported a core net interest income for the September 2005 quarter of $48.6 million, a 21.4% sequential increase over the second quarter of the 2005. The growth in core net interest income resulted from a higher average balance of loans in both the loans held for investment and held for sale portfolio, offset by a higher funding cost for both portfolios.

During the September 2005 quarter the Company added approximately $313.2 million to its loans held for investment portfolio, which at September 30, 2005 was $4.2 billion. Under current market conditions, the Company anticipates modestly growing the loans held for investment portfolio and selling the majority of its loan production into the secondary markets. The average balance of the Company’s loans held for investment portfolio for the third quarter was $4.2 billion, an increase of approximately $900 million from the second quarter of 2005. The REIT net interest margin for the quarter, which excludes net interest income on the held for sale portfolio, interest earned on temporary investments, the provision for losses on loans held for investment and the FASB 133 mark-to-market adjustment, was 2.43%, compared to 2.60% in the second quarter of 2005. The 17 basis points, or 6.5%, decrease in the net interest margin reflects the higher cost of funding on loans added to the loans held for investment portfolio during the third quarter of 2005, partially offset by higher prepayment penalty fees and somewhat lower amortization of deferred loan acquisition premiums and net deferred loan origination costs.

The table below provides the details of the components of the REIT net interest margin for the September and June 2005 quarters.

	Quarter Ended
	9/30/2005	6/30/2005

Gross yield on LHFI	7.07%	7.16%
Prepayment penalty fees	0.75%	0.58%
Amortization of premiums	-0.43%	-0.64%
Amortization of deferred loan fees and costs	-0.13%	-0.14%

Net yield on LHFI	7.26%	6.96%
Net cost of funding for LHFI	4.38%	3.88%

Net interest margin	2.88%	3.08%
Servicing costs	-0.45%	-0.48%

REIT net interest margin	2.43%	2.60%
Management fees & other REIT costs	-0.31%	-0.21%

REIT taxable income margin	2.12%	2.39%

LHFI = Loans held for investment

For the September quarter, taxable REIT income equaled $22.4 million, or an annualized 2.12% of the average loans held for investment portfolio, compared to $19.8 million, or an annualized 2.39% for the second quarter of 2005. The REIT loans held for investment portfolio did not experience any charge-offs during either period.

As previously reported, the Company declared a $0.35 per share dividend for the third quarter, equal to $22.2 million of taxable REIT income. The Company retained approximately $0.003 per share in income to recapture a portion of the $0.03 per share return of capital included in the $0.34 per share dividend declared for the second quarter of 2005. Management anticipates declaring a dividend for the fourth quarter of 2005 in the $0.34 to $0.36 per share range, after recapture of the remaining $.027 per share return of capital in the June quarter.

Noninterest Income

The following table details the components of noninterest income for the quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Noninterest income:
Gain on sale of loans	$19,580	$49,458	$4,666	-60.4%	319.6%
Loan servicing revenue	1,720	2,251	1,364	-23.6%	26.1%

Total noninterest income	$21,300	$51,709	$6,030	-58.8%	253.2%

Total noninterest income for the third quarter of 2005 increased by $15.3 million compared to the second quarter of 2005, due primarily to an increase in the net gain on sale of loans. Compared to the prior year quarter, total noninterest income decreased by $30.4 million. The decrease was due primarily to a lower net gain on sale of loans in the September 2005 quarter resulting from a lower volume of loans sold into the secondary market, as well as lower servicing income from a decreased balance of loans serviced for others.

The following table details the components of the gain on sale of loans for quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Gain on sale of loans:
Gain on sale of loans	$21,838	$64,913	$7,060	-66.4%	209.3%
Loan originations fees and costs, net	1,558	(7,963)	2,617	nm	-40.5%
Provision for representation, warranty and other losses	(3,796)	(7,627)	(4,016)	-50.2%	-5.5%
Miscellaneous costs	(20)	135	(995)	nm	-98.0%

Gain on sale of loans	$19,580	$49,458	$4,666	-60.4%	319.6%

Whole loan market sales	$915,457	$1,964,934	$410,714
Gross gain on sale rate	2.39%	3.30%	1.72%
Net gain on sale rate	2.14%	2.52%	1.14%

The increased gain on sale rate for the third quarter of 2005 compared to the June 2005 quarter resulted from the mix in the composition of the loans sold by the Company. As previously stated, during the first half of 2005, the Company sold primarily lower margin loans, including fixed rate, second lien and higher FICO loans, in order to retain its core higher value hybrid loans in the loans held for investment portfolio. Upon achieving its targeted REIT portfolio leverage ratio during the third quarter of 2005, the Company began selling higher value hybrid loans into the secondary markets. During the third quarter the Company sold approximately $915.5 million of loans into the secondary markets for a gross gain on sale of 2.39%. The recognition of net loan origination fees and costs for the September 2005 quarter decreased by approximately $1.0 million compared to the June 2005 quarter, a result of the higher percentage of wholesale loans sold in the September quarter than in the June quarter. The decrease in recognized net loan origination fees and costs was partially offset by a lower provision for representation, warranty and other losses. The net gain on sale of loans for the September 2005 quarter was 2.14%, compared to 1.14% for the

June 2005 quarter. Based on current market conditions in the secondary market, and the anticipated mix of the composition of loan sales in the fourth quarter, the Company believes that the gross gain on sale rates earned on whole loan sales during the fourth quarter of 2005 may be below the gross gain on sale rate reported for the third quarter of 2005.

Servicing revenue for the September 2005 quarter of $1.7 million increased 26.1% from the June 2005 quarter and decreased 23.6% from the prior year quarter. The decrease from the prior year reflects the elimination of off-balance sheet securitizations on which the Company earned contractual servicing fee income, as well as a decrease in loans serviced for third parties. The Company anticipates that servicing fee income in the next several quarters will remain relatively stable to the levels earned in the third quarter of 2005.

Noninterest Expense

The following table details the components of noninterest expense for the quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Noninterest expense:
Personnel	$23,783	$22,596	$20,980	5.3%	13.4%
Production	9,258	8,560	8,577	8.2%	7.9%
General and administrative	10,312	11,519	15,015	-10.5%	-31.3%

Total noninterest expense	43,353	42,675	44,572	1.6%	-2.7%
Non-core income (expense)	1,635	—	(3,700)	nm	nm

Core noninterest expense	$44,988	$42,675	$40,872	5.4%	10.1%

Total core noninterest expense for the September 2005 quarter was $4.1 million, 10.1%, higher than in the June 2005 quarter and $2.3 million, or 5.4%, above the year ago quarter. The sequential increase in core noninterest expense reflects the higher production volume in the third quarter of 2005 compared to the second quarter as well as a higher compensation expense from increased staffing related to selected additions to support anticipated growth. Core general and administrative expenses were relatively flat from the second quarter of 2005, a result of the Company’s cost containment efforts.

Net Cost to Originate

The net cost to originate loans is a non GAAP measurement of the Company’s efficiency trends within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The data represents reported operating expenses, plus the origination costs deferred under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases), less (i) the cost of servicing the Company’s loans held for investment portfolio, (ii) certain corporate overhead costs and (iii) the fees received on originations less points paid on wholesale originations. The Company believes that the non GAAP measurement of the net cost to originate is indicative of its ability to generate profits from the sale of its loans into the secondary markets and an indication of its overall efficiency.

The table below details the components of the net cost to originate loans for the quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Total noninterest expense	$43,353	$42,675	$44,572	1.6%	-2.7%
Non-core income (expense)	1,635	—	(3,700)	nm	nm
Deferred loan origination costs	24,319	21,780	19,434	11.7%	25.1%
Loan servicing and other costs	(2,733)	(2,341)	(2,274)	16.7%	20.2%

Total expenses	66,574	62,114	58,032	7.2%	14.7%
Loan origination fees received	(26,716)	(16,466)	(20,901)	62.2%	27.8%

Net cost to originate	$39,858	$45,648	$37,131	-12.7%	7.3%

Total Originations	$1,913,296	$1,878,012	$1,597,014	1.9%	19.8%
Cost Ratios:
Core noninterest expense	2.35%	2.27%	2.56%	3.5%	-8.2%
Deferred loan origination costs	1.27%	1.16%	1.22%	9.5%	4.1%
Loan servicing and other costs	-0.14%	-0.12%	-0.14%	16.7%	0.0%

Total expenses	3.48%	3.31%	3.63%	5.2%	-4.1%
Loan origination fees received	-1.40%	-0.88%	-1.31%	59.1%	6.9%

Net Cost to Originate	2.08%	2.43%	2.33%	-14.4%	-10.7%

The 2.08% net cost to originate ratio for the September 2005 quarter represented a 10.7% decrease from the 2.33% ratio for the second quarter of 2005 and a 14.4% decrease from the September 2004 ratio. The decrease in the net cost to originate ratio from both periods resulted from higher loan production, corporate cost containment efforts and the continued benefits from a higher production contribution from the Company’s retail channel, the points and fees from which reduce the net cost to originate.

Loan Portfolio

Total loans held for investment as of September 30, 2005 equaled $4.2 billion, an 8.1% increase from the $3.9 billion balance as of June 30, 2005. The Company also had $632.5 million of loans held for sale as of September 30, 2005. At the end of the third quarter, the Company’s leverage ratio, defined as total loans held for investment divided by total consolidated shareholders’ equity, equaled 13.2 times. This leverage ratio is within the 12 to 14 times equity range of management’s targets, and management expects to maintain the ratio within this approximate range during the next several quarters.

The Company experienced an average prepayment speed on its loans held for investment portfolio of 35.7%, roughly equal to the rate during the second quarter of 2005. This rate of repayment remains higher than typical for the Company’s loans and continues to have a negative impact on its financial performance. In addition to requiring that the Company retain a higher percentage of total production to maintain its loans held for investment portfolio, the higher than typical repayment rate can accelerate the amortization of capitalized loan acquisition and origination costs, thereby reducing the net yield on the loans held for investment portfolio and taxable REIT income.

Loan Production

The following table details the Company’s loan production for the quarters ended September and June 2005 and September 2004.

(dollars in thousands)	Quarter Ended			Percentage Change
	9/30/2005	9/30/2004	6/30/2005	Y-Y	Sequential
Retail	$793,851	$615,082	$624,816	29.1%	27.1%
Wholesale	1,119,445	1,262,930	920,506	-11.4%	21.6%
Purchased loans	—	—	51,692	nm	nm

Total loan production	$1,913,296	$1,878,012	$1,597,014	1.9%	19.8%

Loan production for the third quarter of 2005 equaled $1.9 billion, a $316.3 million sequential increase from the second quarter of 2005 and a $35.3 million increase from the year ago quarter. The increased loan production was due primarily to a combination of increased productivity from the Company’s retail channel and a competitive market more aligned with the Company’s loan pricing. The components of the Company’s loan production during the September 2005 quarter remained consistent with those of prior quarters, with traditional hybrid loans accounting for 61.3% of total production, fixed rate loans 25.2% of total production and interest-only hybrid loans 13.5% of total production. The Company did not purchase any loan pools during the third quarter of 2005, and excluding the pool purchased during the second quarter of the year, total production increased 23.8% sequentially.

During the September 2005 quarter wholesale and retail production represented 58.5% and 41.5% of total production, respectively, compared to 67.2% and 32.8% for the September 2004 quarter and 59.6% and 40.4% for the second quarter of 2005, excluding the purchased loans. Management continues to focus on optimizing the retail branch operating structure and increasing the retail division’s percentage of total production. The Company continues to believe that its retail franchise represents an important competitive advantage, as it is able to achieve a higher degree of operating leverage as the division increases its lending volume. This impact was apparent in the September 2005 quarter as the higher points and fee retained by the Company from its retail production made a significant contribution to the lower net cost to originate reported for the September 2005 quarter.

Credit Quality

The allowance for loan losses for the loans held for investment portfolio as of September 30, 2005 equaled $33.3 million, or 0.79% of the loans held for investment portfolio. The Company provided $13.0 million for loan losses during the third quarter of 2005. Total delinquencies in the loans held for investment portfolio equaled 4.4% at the end of the September 2005 quarter, compared to 1.9% at the end of the June 2005 quarter. As in the first two quarters of 2005, the Company did not experience any credit losses during the September quarter, primarily due to the early seasoning of the loans held for investment portfolio and, to a lesser degree, to lower than anticipated levels of defaults in the loans held for investment portfolio. The Company continues to anticipate an increase in the level of delinquencies and credit losses as the loans held for investment portfolio seasons and less new loans are added to the portfolio. The Company continues to evaluate exposure to its production levels and delinquencies as a result of hurricanes Katrina, Rita and Wilma. While no assurances can be given, the Company currently believes that its consolidated financial position and results of operations will not be materially effected by the recent events.

About Aames Investment Corporation

Aames is a mortgage REIT and, through its subsidiary Aames Financial Corporation, originates mortgage loans in 47 states. Aames Financial is a fifty-year old national mortgage banking company focused primarily on originating subprime residential mortgage loans through wholesale and retail channels under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; the occurrence of natural disasters (including the adverse impact of hurricanes Katrina, Rita and Wilma); (x) extensive government regulation; and (xi) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the company, see the Form 10-K for the year ended December 31, 2004 and other filings with the SEC made by the company. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven C. Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at infor@aamescorp.com

Financial tables and supplementary information follows.

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Condensed Balance Sheets
(In thousands)
	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents:
Unrestricted	$43,162	$31,641
Restricted	91,388	6,139
Loans held for sale, at lower of cost or market	632,515	484,963
Loans held for investment, net	4,187,076	1,725,046
Advances and other receivables	34,404	22,740
Residual interests, at estimated fair value	—	39,082
Derivative financial instruments, at estimated fair value	63,448	31,947
Prepaid and other assets	74,438	59,317

Total assets	$5,126,431	$2,400,875

Liabilities and Stockholders’ Equity
Financings on loans held for investment	$4,137,790	$1,157,470
Revolving warehouse and repurchase facilities	596,440	809,213
Other borrowings	—	7,680
Other liabilities	75,453	68,886

Total liabilities	4,809,683	2,043,249
Stockholders’ equity	316,748	357,626

Total liabilities and stockholders’ equity	$5,126,431	$2,400,875

Shares outstanding	61,665	61,360

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Interest income	$100,991	$24,210	$229,586	$61,157
Interest expense	45,314	10,099	103,676	23,962

Net interest income	55,677	14,111	125,910	37,195
Provision for losses on loans held for investment	13,000	—	31,365	—

Net interest income after provision for loan losses	42,677	14,111	94,545	37,195

Noninterest income:
Gain on sale of loans	19,580	49,458	29,929	167,349
Loan servicing	1,720	2,251	4,124	5,902

Total noninterest income	21,300	51,709	34,053	173,251

Net interest income after provision for loan losses and noninterest income	63,977	65,820	128,598	210,446

Noninterest expense:
Personnel	23,783	22,596	67,110	80,544
Production	9,258	8,560	26,635	27,899
General and administrative	10,312	11,519	36,140	33,686

Total noninterest expense	43,353	42,675	129,885	142,129

Income (loss) before income taxes	20,624	23,145	(1,287)	68,317
Income tax provision (benefit)	(661)	(5,272)	770	(4,970)

Net income (loss)	$21,285	$28,417	$(2,057)	$73,287

Net income (loss) to common stockholders:
Basic	$21,285	$25,548	$(2,057)	$64,680

Diluted	$21,285	$28,939	$(2,057)	$73,287

Net income (loss) per common share:
Basic	$0.34	$3.55	$(0.03)	$9.03

Diluted	$0.34	$0.28	$(0.03)	$0.71

Weighted average number of common shares outstanding:
Basic	62,444	7,192	62,519	7,161

Diluted	62,533	103,656	62,519	103,374

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Other Financial Data
(Unaudited)
(In thousands)
	Nine Months Ended
	September 30,
	2005	2004
Condensed Statement of Cash Flows Information

Net cash provided by (used in):
Operating activities	$(123,989)	$(148,884)
Investing activities	(2,496,585)	(2,727)
Financing activities	2,717,344	161,475

Net increase (decrease) in cash and cash equivalents	96,770	9,864
Cash and cash equivalents, beginning of period	37,780	11,611

Cash and cash equivalents, end of period	$134,550	$21,475

	September 30,	December 31,
	2005	2004

Revolving Warehouse and Repurchase Facilities

Committed facilities	$2,700,000	$2,450,000
Uncommitted facilities	100,000	100,000

Total warehouse and repurchase facilities	$2,800,000	$2,550,000

Amount utilized on committed	$596,440	$809,213

Borrowing capacity on committed	$2,103,560	$1,640,787

Liquidity

Unrestricted cash	$43,162	$31,641
Plus: Unencumbered loans held for sale	76,382	87,955
Less: Margin and ineligible mortgage collateral	(36,206)	(22,153)
Plus: Retained bond financing	17,328	—

	$100,666	$97,443

AAMES INVESTMENT CORPORATION
(Parent Company Only)
(Unaudited)
(In thousands)
	September 30,
Condensed Balance Sheet (1)	2005
Cash and cash equivalents:
Unrestricted	$6,795
Restricted	91,388
Loans held for investment, net:
Securitized	4,173,048
Not yet securitized	36,407
Net deferred loan origination costs	10,910
Deferred loan acquisition premium	47,964
Allowance for loan losses	(33,289)

Total loans held for investment, net	4,235,040

Accrued interest and other	153,388
Derivative finanancial instruments	63,448

Total assets	$4,550,059

Financings on loans held for investment	$4,137,790
Revolving warehouse and repurchase facilities	22,992
Other liabilities	24,565

Total liabilities	4,185,347
Stockholders’ equity	364,712

Total liabilities and stockholders’ equity	$4,550,059

(1) Before intercompany elimination entries.

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
Condensed Statements of Operations	2005	2005
Net interest income	$40,823	$88,779
Provision for losses on loans held for investment	(13,000)	(31,365)

Net interest income after provision for loan losses	27,823	57,414
Noninterest expense	(3,283)	(7,482)

Income before equity in undistributed net loss of subsidiary	24,540	49,932
Equity in undistributed net loss of subsidiary	(317)	(33,252)

Net income	$24,223	$16,680

GAAP Net Income to Taxable Income Reconciliation
Net income	$24,223	$16,680
Add: Equity in undistributed net loss of subsidiary	317	33,252

Income before equity in undistributed net loss of subsidiary	24,540	49,932
Add (subtract) GAAP to tax items:
Provision for losses on loans held for investment	13,000	31,365
Derivative mark to market adjustment	(15,132)	(22,059)
Net recoveries (charge-offs)	24	24

Estimated taxable income	$22,432	$59,262

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Loan Production Information
(Unaudited)
	Three Months Ended			Nine Months Ended

	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004

Retail Loan Production

Total dollar amount
(in thousands)	$793,851	$615,082	$624,816	$1,935,225	$1,846,900
Number of loans	5,194	4,893	4,315	13,227	14,657
Average loan amount	$152,840	$125,706	$144,801	$146,309	$126,008
Average initial LTV	75.51%	76.46%	76.33%	75.87%	77.06%
Weighted average interest rate	7.27%	7.58%	7.37%	7.37%	7.38%

Wholesale Loan Production

Total dollar amount
(in thousands)	$1,119,445	$1,262,930	$920,506	$2,885,009	$3,863,209
Number of loans	7,809	8,722	6,747	20,584	26,299
Average loan amount	$143,353	$144,798	$136,432	$140,158	$146,896
Average initial LTV	81.80%	81.17%	81.90%	81.67%	81.49%
Weighted average interest rate	7.51%	7.57%	7.78%	7.62%	7.35%

Purchased Loans

Total dollar amount
(in thousands)	$—	$—	$51,692	$51,692	$—
Number of loans	—	—	83	83	—
Average loan amount	$—	$—	$622,800	$622,800	$—
Average initial LTV	—%	—%	53.29%	53.29%	—%
Weighted average interest rate	—%	—%	5.57%	5.57%	—%

Total Loan Production

Total dollar amount
(in thousands)	$1,913,296	$1,878,012	$1,597,014	$4,871,926	$5,710,109
Number of loans	13,003	13,615	11,145	33,894	40,956
Average loan amount	$147,143	$137,937	$143,294	$143,740	$139,421
Average initial LTV	79.19%	79.62%	78.79%	79.07%	80.06%
Weighted average interest rate	7.41%	7.57%	7.55%	7.50%	7.36%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Loan Production Information
(Unaudited)
(In thousands)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004

Loan Production by Loan Purpose

Cash-out refinance	$1,100,577	$1,085,506	$900,379	$2,800,324	$3,404,042
Purchase money	742,363	717,421	645,301	1,907,292	2,037,357
Rate/term refinance	70,356	75,085	51,334	164,310	268,710

	$1,913,296	$1,878,012	$1,597,014	$4,871,926	$5,710,109

Loan Production by Property Type

Single-family	$1,649,844	$1,645,825	$1,399,906	$4,244,676	$4,988,004
Multi-family	149,188	122,449	114,499	358,086	396,104
Condominiums	114,264	109,738	82,609	269,164	326,001

	$1,913,296	$1,878,012	$1,597,014	$4,871,926	$5,710,109

Loan Production by State/Region Produced

California	$390,278	$585,137	$439,308	$1,202,507	$1,870,031
Florida	493,682	364,979	372,851	1,163,383	1,098,910
New York	147,913	130,896	94,357	335,829	425,455
Texas	146,327	132,929	136,411	394,131	375,585
Other Western states	161,850	174,705	128,581	429,722	564,749
Other Midwestern states	100,603	166,340	101,325	297,154	497,756
Other Northeastern states	291,243	194,421	177,435	614,531	521,515
Other Southeastern states	181,400	128,605	146,746	434,669	356,108

	$1,913,296	$1,878,012	$1,597,014	$4,871,926	$5,710,109

Loan Production by Interest Rate Type

Hybrid:
Traditional	$1,172,707	$1,345,569	$1,014,617	$3,134,843	$4,129,909
Interest only	257,551	89,667	190,110	596,469	182,977
Fixed rate	483,038	442,776	392,287	1,140,614	1,397,223

	$1,913,296	$1,878,012	$1,597,014	$4,871,926	$5,710,109

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Loan Servicing Information
(Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
	2005	2004	2004
Servicing Portfolio

Mortgage loans serviced:
Loans held for investment	$4,158,876	$1,718,696	$—
Loans serviced on an interim basis	1,343,638	771,830	2,608,203
Loan subserviced for others on a long-term basis	100,645	129,016	144,214
Loans in off-balance sheet securitization trusts	—	224,345	204,298

Total serviced in-house	5,603,159	2,843,887	2,956,715
Loans held for investment subserviced by others	50,673	—	—
Loan in off-balance sheet securitization trusts subserviced by others	—	—	48,587

Total servicing portfolio	$5,653,832	$2,843,887	$3,005,302

Percentage serviced in-house	99.1%	100.0%	98.4%

Loan Delinquencies

Percentage of dollar amount of delinquent loans serviced (period end):
One month	1.5%	0.3%	0.4%
Two months	0.6%	0.2%	0.2%
Three or more months:
Not foreclosed	1.4%	1.8%	1.8%
Foreclosed	0.1%	0.2%	0.2%

	3.6%	2.5%	2.6%

Percentage of dollar amount of delinquent loans in:
Loans held for investment serviced:
In-house	4.4%	0.2%	N/A
By others	0.0%	0.0%	N/A
Loans serviced on an interim basis	1.0%	1.5%	0.5%
Loans subserviced for others on a long-term basis	7.2%	4.8%	4.3%
Loans in off-balance sheet securitization trusts serviced:
In-house	N/A	22.5%	18.6%
By others	N/A	N/A	39.0%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Loan Servicing Information
(Unaudited)
(Dollars in thousands)
	At or During the
	Nine Months Ended
	September 30,
	2005	2004
Loan Foreclosures

Percentage of dollar amount of loans foreclosed during the period to servicing portfolio (period end)	0.2%	0.3%
Number of loans foreclosed during the period	105	147
Principal amount of loans foreclosed during the period	$9,199	$8,787
Number of loans liquidated during the period	193	318
Net losses on liquidations during the period from:
Loans held for investment serviced:
In-house	$(24)	$—
By others	—	—
Loans serviced on an interim basis	4,553	2,268
Loans serviced for others on a long-term basis	19	—
Loans in off-balance sheet ssecuritization trusts serviced:
In-house	2,850	6,352
By others	—	3,124

	$7,398	$11,744

Percentage of annualized losses to servicing portfolio	0.2%	0.5%
Servicing portfolio at period end	$5,654,000	$3,005,000